Exhibit 16.1

September 12, 2023

U.S. Securities and Exchange Commission 100 F Street, NE

Washington, DC 20549 Re: ZRCN Inc.

I have read the statements made by ZRCN Inc., which I understand will be ﬁled with the Securities and Exchange Commission, pursuant to Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K dated September 12, 2023. I agree with the statements disclosed under Item 4.01 in such Form 8-K insofar as they relate to my Firm.

I have no basis on which to agree or disagree with the other statements contained in the Form 8-K. Sincerely,

Kreston GTA LLP
Markham, Canada